Exhibit 2.7

DATED   January 30, 2004

WALKERS SPV
(the "Original Trustee")

SAPEF III INTERNATIONAL G.P. LIMITED
(the "Original Enforcer")

NET1 UEPS TECHNOLOGIES, INC.
(the "Company")

BRAIT CAPITAL PARTNERS TRUSTEES (PROPRIETARY) LIMITED]
(as trustee of the New Aplitec Participation Trust)

THE APLITEC HOLDINGS PARTICIPATION TRUST

THIS DEED is made on    January 30, 2004

BETWEEN:

(1)	Walkers SPV of Walkers SPV, Grand Cayman, Cayman Islands (the "Original Trustee");

(2)	SAPEF III INTERNATIONAL G.P. LIMITED of c/o Q&H Corporate Services Limited, Third Floor, Harbour Centre, PO Box 1348, George Town, Grand Cayman, Cayman Islands (the "Original Enforcer");

(3)
NET1 UEPS TECHNOLOGIES, INC., IRS Employer Number 65-0903895, a company incorporated in Florida in the United States of America having its principal place of business at Suite 325-744 West Hastings Street, Vancouver, British Columbia, Canada (the "Company"); and

(4)	[BRAIT CAPITAL PARTNERS TRUSTEES (PROPRIETARY) LIMITED] as trustee of the New Aplitec Participation Trust, a South African bewind trust established pursuant to a deed of trust (the "SA Trust").

WHEREAS:

(A)	The property specified in Schedule 2 has been transferred to the Original Trustee to be held upon the trusts contained in this Trust.

(B)	Further property, money or investments may be paid or transferred to the Trustees (as defined below) to be held upon the trusts contained in this Trust.

(C)
It is intended that the provisions of Part VIII of the Trusts Law (2001 Revision) (which were previously contained in The Special Trusts (Alternative Regime) Law, 1997) shall apply to the trusts established by this Trust.

NOW THIS DEED WITNESSES as follows:

1.	DEFINITIONS

1.1

In this Trust, except where the context otherwise requires:

"B Class Loan Account" means a B Class Loan Account against New Aplitec with a nominal value of ZAR 1.001004 per B Class Preference Share, which is linked by its terms to the B Class Preference Shares;

"B Class Preference Share" means a B Class Preference share in the authorised share capital of New Aplitec having a nominal value of ZAR 0.001, which is linked by its terms to the B Class Loan Accounts;

"Beneficiaries" means such persons and/or class or classes of persons as are nominated as Beneficiaries in accordance with the applicable provisions of this Trust (for the avoidance of doubt, any person who holds the office of Enforcer, currently or at any time in the future, may not be a Beneficiary) and the expression "Beneficiary" shall be construed accordingly;

"Business Plan" means the business plan specified in Schedule 3 and as the same may be amended, varied or added to from time to time in accordance with Clause 8;

"closing date" means the date upon which the Sale Agreement becomes unconditional;

"charity" means any organisation or institution whether a body corporate or unincorporated or otherwise which is established anywhere in the world and which is (a) established exclusively for purposes recognised as charitable by the proper law of this Trust or (b) established for

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purposes recognised as charitable in the place where it is situated, registered, incorporated or established;

"disability" means, in relation to any person, a disability rendering that person incapable of managing his own affairs which the Trustees, in their sole discretion, determine exists at any time;

"distribution ratio" means the ratio in which the Special Convertible Preference Shares shall be distributed on the occurrence of a trigger event, which at the closing date, shall be 0,814285714 Special Convertible Preference Shares for every one B Class Preference Share. If after the closing date the Company consolidates or sub-divides the Common Shares, the Special Convertible Preference Shares shall be consolidated or sub-divided in the same proportions, and the distribution ratio shall be adjusted accordingly;

"Enforcer" means the Original Enforcer and any successor Enforcer appointed in accordance with the applicable provisions of Clause 11;

"instrument" includes any document executed in the manner required by the law of the Cayman Islands or by the law of the place where the same was executed;

"New Aplitec" means Newshelf 713 (Proprietary) Limited, Registration Number 2002/031446/07, to be renamed "Net1 Applied Technologies South Africa (Proprietary) Limited" or a similar name, a private company duly incorporated according to the company laws of South Africa;

"New Aplitec Trustees" means [Brait Capital Partners Trustees (Proprietary) Limited] or the trustees for the time being of the SA Trust;

"Objects" means the objects of this Trust as described in Clause 4;

"Original Trustee" bears the meaning given above;

"Purposes" means the purposes for which this Trust is established as described in Clause 5;

"Sale Agreement" means the sale agreement dated 31 October 2003 between Net1 Applied Technology Holdings Limited, Net1 Investment Holdings (Proprietary) Limited, Net1 Support Services (Proprietary) Limited and New Aplitec;

"Special Convertible Preference Shares" means the shares of Special Convertible Preference Stock with a par value of US$0.001 each in the capital of the Company and "Common Shares" means the shares of common stock in the capital of the Company into which the Special Convertible Preference Shares convert;

"trigger event" means a trigger event as such term is defined, construed and interpreted by and in accordance with the Sale Agreement and, for the avoidance of doubt, a trigger event will automatically occur hereunder if same has occurred under the Sale Agreement and will only occur hereunder if capable of occurring under the Sale Agreement;

"Trust" means this settlement;

"Trustees" means the Original Trustee or the trustees for the time being of this Trust and "Trustee" shall have a corresponding meaning;

"Trust Fund" means (a) the property specified in Schedule 2 and any additions to it and the income derived from it and (b) all property from time to time representing the above; and

"Trust Property" means any property comprised in the Trust Fund.

1.2	In this Trust, except where the context otherwise requires:

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(a) the singular shall include the plural and the masculine gender shall include the feminine and neuter genders and vice versa;

(b) words importing persons shall include firms and corporations and charities;

(c)
references to writing shall include handwriting, type print, telex, facsimile transmission, lithography, photography and other modes of representing or reproducing words in a lasting and visible form and "written" shall be construed accordingly;

(d) the headings and sub-headings of this Trust are included for reference only and do not affect the interpretation of this Trust; and

(e) references to any statutory provision shall include any statutory modifications or re-enactments thereof.

1.3	This Trust shall be known as The Aplitec Holdings Participation Trust or by such other name as the Trustees may from time to time determine.

2.	SPECIAL TRUST

2.1
Part VIII of the Trusts Law (2001 Revision) (the provisions of which were previously contained in The Special Trusts (Alternative Regime) Law, 1997) shall apply to the trusts and powers created by and under this Trust.

3.	TRUSTS OF ADDED PROPERTY

3.1
The Trustees shall hold the Trust Fund on the trusts and with and subject to the trusts, powers and provisions contained in this Trust and the Trustees may at any time or times accept or disclaim such additional money, investments or other property (including property of an onerous nature) as may be paid or transferred to them or otherwise placed under their control in any manner by any person to be held upon such trusts.

4.	OBJECTS

4.1	The Objects are:

(a) to apply all or any part of the Trust Fund for the Purposes in accordance with the provisions of Clause 5;

(b) to apply all or any part of the Trust Fund for the benefit of all or any of the Beneficiaries in accordance with the provisions of Clause 6; and

(c) subject thereto (as originally framed or as reformed) to apply the Trust Fund for charitable purposes.

5.	PURPOSES

5.1	The Purposes are to carry out the Business Plan or any part or parts of the Business Plan.

5.2
The Enforcer shall have power to resolve any uncertainty as to the Purposes or to the mode of execution of the trusts created by or under this Trust subject to obtaining the prior or simultaneous written consent of the Trustees in relation to the exercise by the Enforcer of the power conferred on him under this Clause 5.

5.3	The Trustees shall endeavour to carry out the Business Plan and shall act accordingly in dealing with all or any part of the Trust Fund and the Company.

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5.4
In so far as the Business Plan is unspecific as to the Trustees' action and does not require the Trustees to act as directed by another, or to delegate to another, the Trustees shall have discretion to act as they think fit having regard only to the letter and spirit of the Business Plan. Before the exercise of this discretion the Trustee shall, if time permits, consult with the Enforcer.

5.5
If, in the Trustees' opinion, compliance with the letter of the Business Plan would be contrary to the spirit of the Business Plan whether because of changed or unforeseen circumstances or otherwise, the Trustees shall adhere to the spirit rather than the letter of the Business Plan and act accordingly, but the Trustees shall notify both the Enforcer and the board of directors of the Company in writing and, if time permits, shall do so before acting.

6.	BENEFICIAL PROVISIONS

6.1

Notwithstanding the provisions of Clause 5, and subject always to the powers of addition and exclusion of Beneficiaries contained in this Trust, the Trustees shall have the following powers in respect of all or any part of the Trust Fund:

Trusts of Income and Capital

(a)
The Trustees may pay or apply the whole or any part of the income and/or capital of the Trust Fund to or for the maintenance, advancement or benefit of all or any of the Purposes or a Beneficiary as the Trustees think fit but subject always to the provisions of Clause 7.1.

(b) At the end of each calendar year, the Trustees shall accumulate any undistributed income of the Trust Fund which income shall be added to the Trust Fund.

Power of Appointment

(c) The Trustees may appoint that they shall hold all or any part of the Trust Fund for the benefit of the Purposes or a Beneficiary (if one has been nominated) on such terms as the Trustees think fit.

(d)
An appointment may create any provisions and, in particular, may create discretionary trusts or dispositive or administrative powers, all exercisable by the Trustees or by any other person. Any property subject to any separate trusts or powers may remain consolidated with the Trust Fund without physical division.

(e) No appointment shall affect income and/or capital of the Trust Fund paid or payable to any person before the date of that appointment.

(f) An appointment shall be made by instrument in writing and may be revocable or irrevocable.

Powers of Maintenance and Advancement

(g) The statutory powers of maintenance and advancement are hereby excluded.

7.	BENEFICIARIES AND PURPOSES

7.1	The allocation of the Trust Fund between the Beneficiaries and the Purposes (and any of them) shall be at the discretion of the Enforcer.

7.2	Any income of the Trust Fund which is not paid to a Beneficiary or used in furtherance of the Purposes shall be accumulated and added to the Trust Fund.

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8.	REFORM OF TRUSTS

8.1	If the Trustees consider that the Objects, the Purposes, the Business Plan and/or the mode of execution of this Trust have become, either in whole or in part:

	(a)	impossible or impracticable; or

	(b)	unlawful or contrary to public policy; or

	(c)	inadequate by reason of changed circumstances to achieve the general intent of these trusts; or

	(d)	uncertain,

then they are hereby empowered by deed or deeds, but subject to obtaining the prior or simultaneous written consent of the Enforcer, to reform this Trust, the Objects, the Purposes, the Business Plan and/or the mode of execution of this Trust in such way as the Trustees think appropriate to resolve or overcome the difficulty.

9.	POWER OF ADDITION OF BENEFICIARIES

9.1
The Enforcer may by instrument in writing revocably or irrevocably declare that any person or persons, or member or members of a class of persons, named or specified (whether or not in existence or ascertained (currently or at any time in the future)) in such declaration shall from then on, or for such subsequent period specified, be included within the class of Beneficiaries.

9.2	Any such addition shall be made by instrument in writing:

	(a)	delivered to the Trustees;

	(b)	naming or describing the person or persons, or member or members of a class of persons, to be added;

	(c)	specifying the day or date or the happening of the event (not being earlier than the date of execution of the instrument) upon which the addition shall take effect; and

(d)
specifying the day or date or the happening of the event (not being earlier than the date of execution of the instrument) upon which the person or persons, or member of members of a class of persons shall be entitled to benefit from the trusts set out in Clause 6 and the extent to which (if any) the provisions of Clause 6 shall require amendment in accordance with the provisions of Clause 17.

10.	POWER OF EXCLUSION OF BENEFICIARIES
10.1	The Enforcer may by instrument in writing revocably or irrevocably declare that any person or persons, or member or members of a class of persons, named or specified (whether or not in existence or ascertained (currently or at any time in the future)) in such declaration who are, or who would or might but for this clause be or become, a Beneficiary or Beneficiaries:

	(a)	shall be wholly or partially excluded from future benefit hereunder; or

	(b)	shall cease to be a Beneficiary or Beneficiaries;

and any such declaration may be irrevocable or revocable and shall have effect from the date specified in the said declaration, provided that this power shall not be capable of being exercised so as to derogate from any interest to which any Beneficiary has previously become indefeasibly entitled, whether in possession or in reversion or otherwise.

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10.2
Any person, not being a minor, to whom or for whose benefit all or any capital or income of the Trust Fund may be liable to be appointed, transferred or applied, whether directly or indirectly and in any manner whatsoever, by or in consequence of an exercise of any trust, power or discretion vested in the Trustees, or in any other person, may by declaration in writing received by the Trustees:

(a) disclaim his interest as an object of such trust, power or discretion either wholly or with respect to any specified part or share of such capital or income; or

(b) cease to be a Beneficiary, and such declaration shall have effect from the date that the same is received by the Trustees provided that:

(i) disclaimer of the whole of an interest shall only be possible if no benefit has been taken thereunder and shall be irrevocable; and

(ii) disclaimer of part of an interest may be revocable or irrevocable.

11.	THE ENFORCER

11.1	The Original Enforcer shall be the first Enforcer.

11.2	The Enforcer has a fiduciary duty to act responsibly with a view to the proper execution of this Trust, but subject to the provisions set out in this Clause 11.

11.3	The Enforcer has no duty to supervise or investigate the administration of this Trust save that the Enforcer shall investigate any allegation of wrongdoing or unfitness on the part of the Trustees.

11.4	The Enforcer may assume, in conducting any review or investigation, pursuant to Clause 11.3, that information supplied by the Trustees or any other person is true and fair.

11.5	The Trustees agree that they will vote in accordance with any written directions received by the Enforcer from the New Aplitec Trustees in respect of the Special Convertible Preference Shares.

11.6
Without prejudice to any other provision of this Trust (including, for the avoidance of doubt, the provisions of paragraph 7 of Schedule 1) it is expressly declared that the Trustees shall, in the absence of fraud, dishonesty or recklessness:

(a)
be under no liability, obligation or responsibility whatsoever and shall not be deemed to be in breach of trust and/or shall not be guilty of neglect, default, dishonesty and/or fraud with respect to any loss, damage, claim, action, cost and/or expense of any kind arising out of or in connection with any acts or omissions on the part of the Trustees pursuant to the provisions of Clause 11.5; and

(b) be absolutely protected from liability in acting or relying upon written directions delivered by the Enforcer to the Trustees in respect of any loss to the Trust Fund and the Trustees shall be indemnified by the Company against all and any loss, damage, claim, action, cost and/or expense resulting to them from acting upon and/or relying upon such written directions.

11.7
For all the purposes of Clause 11.5, the Trustees shall be entitled to rely upon the written directions delivered by the Enforcer from New Aplitec Trustees to the Trustees without responsibility for errors in delivery, transmission or receipt and without satisfying themselves thereunder that such written directions are given in good faith.

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11.8	In deciding whether or not to commence legal proceedings concerning this Trust, or to continue, compromise or abandon such proceedings, the Enforcer may in its discretion:

	(a)	rely upon legal or other advice obtained by the Enforcer or the Trustees;

	(b)	have regard to the cost, publicity and other adverse effects of the proceedings on the Trust;

	(c)	in any case of substantial doubt, give the Trustees the benefit of the doubt;

(d)
abandon or decline to commence legal proceedings unless funded, or assured of funding, to the Enforcer's satisfaction that all legal and other costs of the proceedings shall be paid by the Trustees out of the Trust Fund or out of monies received by the Trustee from the Company or another third party.

11.9
In the event that the Enforcer (including, where the Enforcer is a corporate body, any director, officer or employee of the Enforcer) decides to commence legal proceedings against the Trustees to enforce the trusts and powers created by this Trust, the Trustees shall advance out of the Trust Fund or from monies received from the Company or a third party, all monies reasonably required to meet the Enforcer's costs, including any retainer required by the Enforcer's legal advisers or representatives and, in making such advances, the Trustees shall rely upon statements by the Enforcer's legal advisers or representatives as to the amount or amounts required.

11.10
Any Enforcer which is a corporate body shall be entitled to act and to be remunerated as Enforcer on its standard terms and conditions in force at this date as if such terms were set out herein provided always that if new terms and conditions (including charging rates) are subsequently published, the Enforcer shall, with the prior or simultaneous written consent of the Trustees and the Company to such increased level of fees, be entitled to remuneration from the Company in accordance with such new terms and conditions provided always that the Trustees shall not be responsible for the fees and expenses of the Enforcer.

11.11
Any Enforcer which is not a corporate body may charge for work done by him in connection with this Trust including work which a layman could have done personally provided always that the Trustees shall not be personally responsible for such fees and expenses.

11.12	The Enforcer may, at the expense of the Company, employ agents and advisers of every description to assist in the performance of his/its duties and the exercise of his/its powers.

11.13
The Enforcer, in the performance of his/its duties and the exercise of his/its powers, shall have the right to be indemnified by the Company against any and all liabilities, proceedings and expenses however suffered or incurred by the Enforcer except where such loss is incurred as a result of his/its own fraud, dishonesty or recklessness or, where the Enforcer is a corporate body, any fraud, dishonesty or recklessness on the part of any director, officer and/or employee of the Enforcer.

11.14
The Enforcer is relieved from liability for any loss or prejudice suffered by the Trust Fund and/or all or any of the Objects in consequence of any thing done or omitted by or on behalf of the Enforcer except where such loss is incurred as a result of his/its own fraud, dishonesty or recklessness or, where the Enforcer is a corporate body, any fraud, dishonesty or recklessness on the part of any director, officer or employee of the Enforcer.

11.15
The Enforcer shall cease to be the Enforcer on death, disability, insolvency or on the presentation of a petition for his bankruptcy (if an individual) or on liquidation, insolvency or dissolution (if a corporation) or on resignation.

11.16	An Enforcer may retire by giving not less than ninety (90) days notice in writing to the Trustees and upon the appointment of a successor Enforcer in accordance with the provisions of Clause 11.17.

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11.17
If there shall at any time be no Enforcer, the New Aplitec Trustees may by deed irrevocably appoint any person or company not being one of the Trustees to be the Enforcer. Each successor Enforcer shall adhere to, and agree to be bound by, the terms of this Trust.

11.18	The office of Enforcer shall be personal and the powers of the Enforcer shall not be capable of being exercised by any personal representative.

11.19
If at any time there is more than one person acting as Enforcer then, in exercising any powers conferred on them, they shall act unanimously provided that they may act independently in respect of the powers in Clauses 11.16 and 11.17.

12.	INDEMNITY AND COVENANT TO PAY

12.1
The Company hereby covenants to pay and/or reimburse any and all amounts said to be payable by the Company hereunder which shall include, without limitation, any and all expenses, costs, fees and remuneration of the Trustees and the Enforcer detailed herein and in Schedule 1 hereto. The Company further covenants to indemnify and hold harmless the Trustees and the Enforcer in the manner more particularly described in Clauses 11.6 and 11.13 herein and in paragraph 7 of Schedule 1.

13.	PROPER LAW AND FORUM FOR ADMINISTRATION

13.1
The proper law of this Trust shall be that of the Cayman Islands and, subject to the following provisions, all rights under this Trust and the rights, powers and duties of the Trustees and all persons interested under this Trust and the construction and effect of this Trust shall be subject to the jurisdiction of, and construed according to, the laws of the Cayman Islands.

13.2	The Cayman Islands shall be the forum for the administration of this Trust and the parties hereto submit to the non-exclusive jurisdiction of the Cayman Islands courts.

13.3	Notwithstanding the provisions of Clauses 13.1 and 13.2:

(a)
the Trustees shall have power to carry on the general administration of these trusts in any jurisdiction in the world whether or not such jurisdiction is for the time being the proper law of this Trust or the courts of such jurisdiction are for the time being the forum for the administration of this Trust and whether or not the Trustees or any of them are for the time being resident or domiciled in or otherwise connected with such jurisdiction;

(b)
the Trustees, with the prior or simultaneous written consent of the Enforcer and the New Aplitec Trustees but otherwise in their absolute discretion, may at any time declare in writing that from the date of such declaration the proper law of this Trust shall be that of any specified jurisdiction (not being a jurisdiction under the law of which this Trust would be capable of revocation) and that all rights under this Trust and its construction and effect shall be subject to and construed according to the laws of that jurisdiction; and

(c)
the Trustees, with the prior or simultaneous written consent of the Enforcer but otherwise in their absolute discretion, may at any time declare in writing that from the date of such declaration the forum for the administration of this Trust shall be the courts of any specified jurisdiction.

13.4
Any declaration made pursuant to Clause 13.3 may contain such consequential alterations or additions to this Trust as will ensure that the trusts, powers and provisions hereof shall be as valid, effective and enforceable as they were under the laws of the Cayman Islands at the date hereof.

14.	LAND

14.1	Section 109 of the Trusts Law (2001 Revision) shall be observed at all times.

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15.	EXERCISE OF POWERS

15.1	Subject to obtaining the consent of the Enforcer (whether written or otherwise) when required by this Trust, the powers of the Trustees are exercisable at their absolute discretion and at any time or times.

15.2	The Trustees and the Enforcer confirm that they shall exercise their powers, consents and discretions conferred on them under this Trust reasonably and in good faith.

16.	FURTHER PROVISIONS

16.1	The provisions set out in Schedule 1 shall have effect in addition, and without prejudice, to the powers conferred on the Trustees by law.

17.	AMENDMENT OF THIS TRUST

17.1	The Trustees, with the prior or simultaneous written consent of the Enforcer, shall have power by deed to vary or add or exclude any powers or provisions of this Trust including, without limitation, any dispositive powers.

18.	ENFORCEMENT

18.1	The Enforcer shall be the only person who has a duty to enforce the trusts created by or under this Trust. No person or corporate body other than the Enforcer shall have a duty to enforce the trusts created by or under this Trust.

18.2	Any Enforcer (but not any other person) shall have the right to enforce the duties of any other Enforcer under this Trust.

18.3	No person or corporate body other than the Enforcer shall have the right to be informed of the terms of this Trust, to receive information concerning this Trust and its administration from the Trustees or to inspect or take copies of any trust documents relating to this Trust.

19.	NATURE OF TRUST

19.1	This Trust is irrevocable.

20.	TERMINATION

20.1	If at any time there is no property in the Trust Fund, the Trust established by this deed will terminate.

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SCHEDULE 1

Powers and Duties of Trustees

1.

ADMINISTRATIVE POWERS

Subject to the foregoing provisions of this deed, the Trustees shall have the following powers provided that they shall always be exercised in a manner consistent with the Objects:

	(a)	The Trustees will ensure that the Initial Trust Fund shall comprise the Special Convertible Preference Shares;

	(b)	the Trustees are under no obligation to diversify the Trust Fund;

	(c)	the Trustees may retain any Trust Property within the Trust Fund indefinitely;

(d)
the acquisition of any property not within the meaning of the word "investment" strictly construed shall be deemed to be an authorised investment of Trust Property if it involves the acquisition by the Trustees of the Special Convertible Preference Shares;

	(e)	the Trustees may effect any transaction relating to the management, administration or disposition of Trust Property as if they were the beneficial owners;

	(f)	the Trustees may pay expenses out of income although they would otherwise be paid out of capital;

(g)
the Trustees may take the opinion of legal counsel where necessary or appropriate anywhere in the world concerning any matter in any way relating to this Trust or the duties of the Trustees and may act in accordance with the opinion of such counsel;

	(h)	any Trustee may delegate in writing any of his functions to any person anywhere in the world;

	(i)	the Trustees may deposit documents relating to this Trust (including bearer securities) with any person anywhere in the world;

(j)
with the prior written consent of the Enforcer, the Trustees may vest Trust Property in any person anywhere in the world as nominee, and may place Trust Property in the possession or control of such person;

	(k)	the Trustees may indemnify a trustee or any other person for any liability relating to Trust Property or this Trust;

(l)
the Trustees may pay out of the income or capital of the Trust Fund, or out of monies received by the Trustees from the Company and/or a third party, any fiscal impositions (including interest and penalties) becoming payable in any part of the world in respect of this Trust or any Trust Property notwithstanding that such fiscal impositions may not be enforceable through the courts of the place where this Trust is for the time being administered, where any Trustee is resident or domiciled or where any Trust Property is situated. The Trustees shall have absolute discretion as to the time and manner of such payment and can exercise this power in their own interests (provided that they have taken all responsible measures, acting on appropriate advice to contest such fiscal impositions). The Trustee has no duty to consider the tax-efficiency of the Business Plan but it is at liberty to do so and to seek advice in that respect. The Trustee shall not be liable for any failure to comply with the reporting requirements of any taxing jurisdiction other than the proper law of the Trust, whether the failure is deliberate or inadvertent;

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	(m)	the Trustees may ascertain the value of any Trust Property with or without the assistance of qualified agents and any valuation made or accepted by the Trustees shall be binding;

(n)
the Trustees may institute or defend proceedings in any part of the world at the expense of the Company and the Trustees shall not be liable for failing to pursue any claim or litigation where the monies received from the Company are insufficient to pay for the legal and other incidental costs of pursuing any such claim or litigation;

(o)
the Trustees and any other person upon whom powers are conferred by this instrument may by instrument in writing release wholly or in part any of their powers so as to bind their successors notwithstanding that such powers may be fiduciary in nature;

	(p)	the Trustees may pay out of the Trust Fund or out of monies received by the Trustee from the Company or a third party, all costs of the preparation, execution and stamping of this Trust;

	(q)	where Trust Property is to be paid or transferred to a charity, the receipt of the treasurer or appropriate officer of the charity shall be a complete discharge to the Trustees;

	(r)	the Trustees may rectify any manifest errors contained in this Trust; and

	(s)	the Trustees may do anything which is incidental or conducive to the exercise of their trusts and powers.

2.	SELF-DEALING The following provisions relating to self-dealing shall apply in the administration of this Trust:

(a)
save as provided for or contemplated by the Aplitec Arrangements and save for transactions relating to any engagement of Walkers (attorneys-at-law) to provide legal or administrative services to the Trustee or Enforcer in relation to the Trust, the Trustees or any of them (including a sole Trustee) may not exercise any power or discretion hereunder to enter into and carry into effect any transaction authorised hereunder or by the general law if they or any one or more of them have a direct conflicting interest in the result of exercising the power or the discretion or the transaction;

(b)
none of the Trustees nor any director, officer or employee of a Trustee shall be accountable for any reasonable remuneration or other reasonable benefit gained as a director, officer, employee, agent or adviser of any company or firm in any way connected with the Trust Fund notwithstanding that his situation or office may have been obtained or may be held or retained in right or by means or by reason of his position as one of the Trustees hereof or of any shares, stock, property, rights or powers whatsoever belonging to or connected with the Trust Fund;

(c)
with the prior or simultaneous written consent of the Trustees, the Enforcer may retain legal counsel in connection with this Trust notwithstanding that such legal counsel may be in any way connected with the Enforcer on no worse terms than legal counsel's standard terms and conditions (including charging rates) in force at this date as if such terms and conditions (including charging rates) were set out herein provided always that if new terms and conditions (including charging rates) are subsequently published legal counsel retained by the Enforcer in connection with this Trust shall, subject to the written approval of such revised terms and conditions (including charging rates) by the board of directors of the Company, be entitled to remuneration in accordance with such new terms and conditions.

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3.	APPOINTMENT, RESIGNATION AND REMOVAL OF TRUSTEES The statutory powers of appointing new and additional Trustees shall apply subject to the following provisions:

	(a)	the Enforcer may by instrument in writing delivered to the Trustees remove any Trustee;

	(b)	the statutory powers shall be exercisable by the Enforcer;

(c)
a Trustee may retire by giving sixty (60) days notice in writing to the Enforcer and the Enforcer shall appoint a successor Trustee within such time. If the Enforcer has not appointed a successor Trustee within sixty (60) days of the Trustee giving notice of retirement as aforesaid, the Trustee shall have power to appoint a successor Trustee;

	(d)	the statutory power of appointing a new Trustee shall not become exercisable by reason only that a Trustee remains out of the Cayman Islands for more than twelve (12)months;

(e)
the statutory power of appointing additional Trustees shall be exercisable notwithstanding that one of the Trustees for the time being is a trust corporation and the number of Trustees shall be unlimited;

(f)
an outgoing Trustee shall be entitled to be paid all proper fees, expenses and disbursements authorised hereunder to the date of his removal and shall be entitled to be reimbursed against any liabilities properly payable by the Company;

	(g)	Section 105 of the Trusts Law (2001 Revision) shall be observed at all times.

4.

RECORDS AND ACCOUNTS

The Trustees shall keep accurate records of their trusteeship and may have them audited at the expense of the Trust Fund by a firm of chartered accountants selected by the Trustees.

5.	REMUNERATION OF TRUSTEES

5.1
An individual Trustee carrying on a business which consists of or includes the management of trusts or advising trustees may charge for work done by him or his firm in connection with this Trust including work which a layman could have done personally at a rate to be agreed from time to time with the Enforcer. Any such charge may include fees or commissions in connection with the investment and re-investment of any part of the Trust Fund and the collection of income and other sums.

5.2
Any Trustee shall receive reimbursement from the Company and/or a third party of any expenses incurred by him purely by reason of his duties relating to this Trust. In particular, any fees charged by any legal or other professional advisors to the Trustees shall be charged to the Company PROVIDED ALWAYS that in relation to both fees and disbursements incurred by any Trustee or by a legal or other professional advisor to the Trustee, no provision of this Trust shall preclude the reimbursement of such fees and/or disbursements by the Company and/or a third party.

5.3
Any Trustee which is a company shall be entitled to act and be remunerated as a Trustee on its published terms and conditions in force at this date as if such terms and conditions were set out in this Trust PROVIDED ALWAYS that, if new terms and conditions (including charging rates) are subsequently published, the Trustee shall, be entitled to remuneration in accordance with such new terms and conditions.

5.4
Any Trustee, or any affiliate of the Trustee, which is a company may act as banker and perform any service on behalf of the Trust hereof on the same terms as would be made with a customer without accounting for any resultant profit. The Trustees may establish accounts

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and contracts for services with any affiliate of the Trustees and any principle or rule of law restricting those dealings because of conflict of interest is waived and the Enforcer and all Beneficiaries shall be bound by this waiver.

5.5	The Trustees may make arrangements to remunerate themselves for work done for a company connected with the Trust Fund.

6.	EXERCISE OF TRUSTEES' POWERS

6.1
The functions of the Trustees shall be exercisable by a majority of them but no Trustee shall be rendered liable for any act or thing done or omitted without his consent by reason of the provisions of this paragraph or for any act in which he joins for conformity only.

6.2
A Trustee, having regard to its own interests and those of its directors, officers, employees and/or affiliates, may in its discretion act, or cause the Company to act, contrary to the Business Plan for any of the following purposes

	(a)	to comply with the applicable laws of any jurisdiction;

	(b)	to avoid personal liability on the part of the Trustee, its directors, officers, employees and/or affiliates; or

	(c)	to provide for and discharge obligations of the Trust or the Company to the Trustee, its directors, officers, employees and/or affiliates (including their rights of indemnity under this Trust).

7.	LIABILITY OF TRUSTEES

7.1
No Trustee shall be liable for any loss to the Trust Fund arising out of the depreciation of any investment made in good faith or by reason of any act or omission made in good faith, unless that loss was caused by its own fraud, dishonesty or recklessness or the fraud, dishonesty or recklessness of any of its directors, officers and/or employees.

7.2
Each Trustee shall be indemnified by the Company in respect of any loss, cost or expense (including legal expenses) suffered by him in connection with its acting in good faith as Trustee, except where such loss is incurred as a result of its own fraud, dishonesty or recklessness or the fraud, dishonesty or recklessness of any of its directors, officers and/or employees.

7.3
The Trustees (and every present or former director, officer, employee and/or affiliate of the Trustees) shall not be liable for and shall be indemnified by the Company against the consequences (including legal and other expenses) of any act or omission of itself or any agent, delegate or adviser, whether affiliated or unaffiliated, or any answer to any enquiries or generally any breach of any duty or trust unless it shall constitute fraud on the part of the Trustees.

7.4
These protections shall extend not only to the affairs of the Trust but also to the affairs of any company or other entity in which the Trust may be interested and shall be enjoyed by any present or former director, officer, employee and/or affiliate of the Trustee acting as a director, officer or agent of the company or other entity, and shall protect them for accepting in good faith any instructions, recommendations or advice from any authorised person given by word of mouth, letter, cable, telephone, telex, telefacsimile or any other means and the burden of proving that no such instructions, recommendations or advice have been given shall lie with the person making that allegation.

7.5
A Trustee shall not be liable for and shall be indemnified by the Company against the consequences (including legal and other expenses) of any act or omission when acting in accordance with the advice of qualified professional advisers, or pursuant to the directions of the Enforcer with respect to this Trust unless when he does so:

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	(a)	he knows or has reasonable cause to suspect that the advice was given in ignorance of material facts; or

	(b)	proceedings are pending to obtain the decision of the court on the matter.

7.6	A Trustee shall not be liable for the fraud, negligence or other default of a person to whom his powers are delegated (even if the delegation of this power was not strictly necessary or expedient) provided that he took reasonable care in his selection and supervision of the delegate. The terms of appointment of a delegate may be such as the Trustee considers to be reasonable or customary, and may include provisions for remuneration, indemnity, exculpation, self-dealing and self-delegation.

8.	RECORDS The Trustees shall, in accordance with Section 105(1) of the Trusts Law (2001 Revision), keep at their offices a documentary record of the following:

	(a)	the terms of the Trust;

	(b)	the identity of the Trustees and the Enforcer;

	(c)	the identity of the provider(s) of the Trust Property;

	(d)	the property comprised in the Trust Fund at the end of each accounting year; and

	(e)	all distributions or applications of the Trust Property.

9.

DISCLOSURES

Without prejudice to any obligations of confidentiality imposed by law and subject to the order of any court of competent jurisdiction, the Trustees shall not be bound to disclose to any person nor permit any person to inspect:

(a)
any document setting forth or recording the deliberations of the Trustees or the respective nominees, agents or delegates of any of them as to the manner in which they should exercise their powers and discretions or the reasons for any particular exercise of the same; or

(b)
any other document relating to the exercise or the proposed exercise of any such power or discretion not being an instrument in writing which actually exercises or merely records the exercise of any such power or discretion and not being legal advice obtained by the Trustees at the cost of the Trust Fund.

10.	U.S. MATTERS

(a)
Save for the right of the Trustees to be directed by the Enforcer and New Aplitec Trustees pursuant to Clause 11.5 hereof and the holding by the Trustee of the Trust Property, the Trustees shall not, unless invited (on an unsolicited basis) by the Board of Directors of the Company in writing: (i) acquire, offer or propose to acquire, or agree or seek to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights or options to acquire any securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; (ii) enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of, directly or indirectly, any acquisition transaction or other business combination relating to all or part of the Company or its subsidiaries or any acquisition transaction for all or part of the assets of the Company or any subsidiary of the Company or any of their respective businesses; (iii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the U.S. Securities

14

and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (iv) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934) with respect to any voting securities of the Company or any of its subsidiaries; (v) seek or propose, alone or in concert with others, to influence or control the Company’s management or policies; (vi) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities or propose any of such activities to any other person; (vii) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing activities; or (viii) disclose any intention, plan or arrangement inconsistent with any of the foregoing. The Trustees shall not: (i) amend or waive any provision of this paragraph or otherwise take any action inconsistent with any provision of this paragraph; or (ii) take any initiative with respect to the Company or any of its subsidiaries which could require the Company to make a public announcement regarding (1) such initiative, (2) any of the activities referred to in the second preceding sentence, (3) the possibility of any acquisition transaction or (4) the possibility of the Trustees or any other person acquiring control of the Company, whether by means of a business combination or otherwise. The Trustees shall not take any action in relation to the Company that would constitute "control" of the Company or cause it to become an "affiliate" of the Company as such terms are defined under the U.S. Securities Act of 1933, as amended.

(b)
Notwithstanding the foregoing paragraph (a) the Trustees will vote the Special Convertible Preference Shares of the Company held by it at any time on any matter presented to the shareholders of the Company in the exact proportion of yes, no and abstentions or non votes as directed by New Aplitec Trustees, as instructed by the unitholders of the SA Trust, of such shares on a share for share basis, including by taking no action and exercising no vote in the absence of instructions from the New Aplitec Trustees of such shares.

(c)
The Trustees will send to New Aplitec Trustees, or such other person as it directs, the notice of each meeting at which the Company's shareholders are entitled to vote, together with related meeting materials New Aplitec Trustees will produce a statement as to the manner in which New Aplitec Trustees may instruct the Trustees to exercise the votes attaching to the Special Convertible Preference Shares, at the same time as such materials are sent to holders of the Company's common stock. The Trustees will also send to New Aplitec Trustees copies of all information statements, interim and annual financial statements, reports and other materials sent by the Company to its shareholders at the same times as such materials are sent to the Company’s shareholders. To the extent such materials are provided to the Trustees by the Company, the Trustees shall also send to New Aplitec Trustees all materials sent by third parties to the Company shareholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to the Company shareholders.

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SCHEDULE 2

Initial Trust Fund

192 967 138 Special Convertible Preference Shares

16

SCHEDULE 3

The Business Plan

The Business Plan is as follows:

1.	Receive the Special Convertible Preference Shares pursuant to, and as contemplated by, the Aplitec Arrangements.

2.	On receipt of any dividend amount from the Company, the Trustees shall distribute such amount to any Beneficiaries appointed for the purpose of receiving such amounts.

3.
Hold the Special Convertible Preference Shares until such time as the Trustees receive notification from the New Aplitec Trustees that the SA Trust wishes to sell its New Aplitec B Class Preference Shares and assign and transfer its New Aplitec B Class Loan Accounts, at which time the Trustees will distribute the Special Convertible Preference Shares to the Beneficiaries then existing in the distribution ratio.

4.
The Enforcer will appoint Beneficiaries from time to time in accordance with the provisions of this Trust for the purpose of the Trustees making distributions of dividends received by the Trust and any distribution of the Special Convertible Preference Shares by virtue of the occurrence of a trigger event.

5.
The Trustees shall not be required to make any determination in relation to or take any action in respect of or be responsible for any transaction entered into by such board of directors of the Company and the Trustees shall not be bound to enquire into nor be in any manner responsible or liable for the actions of the board of directors of the Company. The Trustees will not and are under no obligation to take any action with respect to the Special Convertible Preference Shares in the Company unless instructed to do so by the Enforcer.

6.
For the purposes of this Business Plan, capitalised terms not otherwise defined in this Deed shall, unless the context otherwise requires, have the meaning given to them in the Sale Agreement and "Aplitec Arrangements" means the arrangements put to shareholders in Net1 Applied Technology Holdings Limited (a company incorporated in South Africa) as outlined in the Sale Agreement.

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EXECUTED AND DELIVERED AS A DEED by the parties on the date written on the first page of this document

Executed as a Deed by	)
WALKERS SPV	)
by /s/ Walkers SPV	)
Walkers SPV	)
in the presence of:	)
)
)
)
Witness

Executed as a Deed by	)
SAPEF III INTERNATIONAL	)
G.P. LIMITED	)
by /s/ Hans Schibli	)
Hans Schibli (Director))
in the presence of:	)
)
)
)
Witness

Executed as a Deed by	)
NET1 UEPS TECHNOLOGIES, INC.	)
by Claude Guerard	)
Claude Guerard (Director))
in the presence of:	)
)
)
)
Witness

Executed as a Deed by	)
[BRAIT CAPITAL PARTNERS	)
TRUSTEES (PROPRIETARY) LIMITED]	)
by Antony Ball	)
Antony Ball (Director))
in the presence of:	)
)
)
)
Witness